Exhibit 15.1


October 21, 1997



Freeport-McMoRan Copper & Gold Inc.
1615 Poydras St.
New Orleans, LA  70112

Gentlemen,
We are aware that Freeport-McMoRan Copper & Gold Inc. has incorporated by reference in its Registration Statements (File Nos. 33-63271, 33-63269, 33-63267, 33-45787, 33-52503, 33-63376, and 333-
02699) its Form 10-Q for the quarter ended September 30, 1997, which includes our report dated October 21, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/Arthur Andersen LLP


Arthur Andersen LLP